Exhibit 11

SELECTIVE INSURANCE GROUP, INC. AND CONSOLIDATED SUBSIDIARIES
COMPUTATION OF EARNINGS PER COMMON SHARE

Second Quarter 2021	Income (Numerator)	Shares (Denominator)	Per Share Amount
(in thousands, except per share amounts)
Basic Earnings Per Common Share ("EPS"):
Net income available to common stockholders	$119,583	60,164	$1.99

Effect of dilutive securities:
Stock compensation plans	—	330

Diluted EPS:
Net income available to common stockholders	$119,583	60,494	$1.98

Second Quarter 2020	Income (Numerator)	Shares (Denominator)	Per Share Amount
(in thousands, except per share amounts)
Basic EPS:
Net income available to common stockholders	$34,183	59,846	$0.57

Effect of dilutive securities:
Stock compensation plans	—	376

Diluted EPS:
Net income available to common stockholders	$34,183	60,222	$0.57

Six Months 2021	Income (Numerator)	Shares (Denominator)	Per Share Amount
(in thousands, except per share amounts)
Basic EPS:
Net income available to common stockholders	$226,400	60,126	$3.77

Effect of dilutive securities:
Stock compensation plans	—	352

Diluted EPS:
Net income available to common stockholders	$226,400	60,478	$3.74

Six Months 2020	Income (Numerator)	Shares (Denominator)	Per Share Amount
(in thousands, except per share amounts)
Basic EPS:
Net income available to common stockholders	$49,419	59,779	$0.83

Effect of dilutive securities:
Stock compensation plans	—	429

Diluted EPS:
Net income available to common stockholders	$49,419	60,208	$0.82